UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2009

MYSTARU.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-62236	35-2089848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Dabeilu, Shiqiao, Panyu,
Guangzhou,
Guangdong, China 511400
(Address of principal executive offices) (Zip Code)

(86) 20-3999-0266
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2009, MyStarU.com, Inc. (the “Company”) entered into a Consulting Agreement (the “Agreement”) with James T. Crane, the Company’s Chief Financial Officer.  The Agreement provides for compensation to Mr. Crane and the employees of Mr. Crane’s company, J. Crane & Co, for providing certain financial services to the Company.  The term of the Agreement is thirty six months, after which the Agreement shall automatically terminate.  In exchange for providing these services, Mr. Crane and his employees will receive hourly cash compensation, the total of which shall not exceed 700,000 RMB ($103,000) during each of the Company’s fiscal years ending September 30, 2010, 2011, and 2012. Additionally, Mr. Crane will receive a stock award of 2,250,000 shares of the Company’s common stock, which shall vest on a pro rata basis over the term of the Agreement.

The Agreement is attached as Exhibit 10.1 to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Member of the Board of Directors

On October 19, 2009, the Company appointed Jinliu Deng to serve as a member of the Board of Directors.

Mr. Deng, 44, provided consulting services to the Company between July 2007 and July 2009 and was not compensated $60,000 or more in fees from the Company in the three years prior to October 19, 2009.  From June 2000 to the present, Mr. Deng has served as the general manager of Guangzhou Free Stage Studios Limited, a leading entertainment stage company in the People’s Republic of China.

In connection with Mr. Deng’s appointment, the Company has orally agreed to pay $30,000 to Mr. Deng for services rendered as a member of the Board of Directors.

The Company believes Mr. Deng qualifies as an independent member of the Board of Directors.  In determining the independence of its Directors, the Company uses the definition of independence as outlined in the NASDAQ Corporate Governance Rules at www.nasdaq.com.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Consulting Agreement dated as of October 11, 2009 between the Company and James T. Crane.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 21, 2009
MYSTARU.COM, INC.

By:	/s/ Zhiguang Cai
Name:	Zhiguang Cai
Title:	Chief Executive Officer